Exhibit 99.1

DIME COMMUNITY BANCSHARES REPORTS THIRD QUARTER 2005 EARNINGS

Diluted Earnings Per Share of 26 Cents

Brooklyn, NY - October 20, 2005 - Dime Community Bancshares, Inc. (NASDAQ: DCOM, the "Company"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported net income of $9.1 million, or 26 cents per diluted share, for the quarter ended September 30, 2005, compared to $11.2 million, or 31 cents per diluted share, for the quarter ended September 30, 2004 and $7.3 million, or 20 cents per diluted share, for the quarter ended June 30, 2005.

The Company incurred a one-time after tax loss of $3.0 million related to the sale of $276 million of investment and mortgage-backed securities during the quarter ended June 30, 2005. This loss reduced diluted earnings per share by 9 cents during the quarter ended June 30, 2005.
Operating earnings (excluding gains or losses on the sale of securities) were $9.1 million, or 26 cents per diluted share, for the quarter ended September 30, 2005, compared to $11.2 million, or 31 cents per diluted share, for the quarter ended September 30, 2004 and $10.3 million, or 29 cents per diluted share, for the quarter ended June 30, 2005.

Third Quarter Highlights

▪	Real estate loan originations totaled $136.0 million, with an average interest rate of 5.84%.
▪	The loan portfolio grew at an annualized rate of 2%.
▪	Loan sales to Fannie Mae totaled $25.5 million. The loans sold had an average interest rate of 5.48% and an average term to repricing of 18.0 years.
▪	The annualized loan amortization rate increased slightly to 15% from 14% sequentially.
▪	Total assets declined by 1.3% sequentially.
▪	Net interest margin was 2.71%, four basis points lower sequentially.
▪	Non-interest expense increased 8% sequentially and 2% year-over-year.
▪	The Company repurchased 239,784 shares into treasury during the quarter.
▪	The Tangible Equity ratio continues to climb, and is now 7.44%.

Vincent F. Palagiano, Chairman and Chief Executive Officer, commented, "The third quarter diluted earnings per share were in line with our expectations. As the policy actions of the Federal Open Market Committee continue to result in both higher short-term interest rates and a flattened yield curve, our decision to shorten the duration of our securities portfolio during the second quarter of 2005 has helped us achieve a greater overall benefit to our asset yields."

"In addition," stated Mr. Palagiano, "our discipline in pricing deposits has helped the overall cost of our deposits significantly lag the upward movement in short-term interest rates, although it has come at a price of reduced deposit balances." Deposits declined by $70.4 million on a linked quarter basis.

For the second consecutive quarter, yields on newly originated real estate loans of 5.84% were above the average portfolio loan yield of 5.64%. This, combined with a reduction in total assets, led to a reduction of only 4 basis points in net interest margin sequentially.
According to Mr. Palagiano, “In fact, year over year, in the face of decidedly higher short term rates and a flattening yield curve, the Company’s net interest margin has declined only 21 basis points. These results make us confident that the balance sheet management plan we put into effect four quarters ago was the correct one and will lead to an earlier rebound in earnings when a better environment for balance sheet growth returns.”

FINANCIAL RESULTS

For the quarter ended September 30, 2005, the Company’s pre-tax income was $14.2 million, compared to $18.0 million in the same quarter of the previous year. This $3.8 million decrease was primarily due to decreases of $3.1 million in net interest income and $460,000 in non-interest income, coupled with an increase of $246,000 in non-interest expense. Average earning assets declined by $202 million year-over-year and the net interest margin contracted 21 basis points from 2.92% during the September 2004 quarter to 2.71% during the September 2005 quarter.

On a linked quarter basis, the Company’s pre-tax income (excluding the $5.2 million pre-tax loss on the sale of investment and mortgage-backed securities recorded during the June 2005 quarter) decreased $2.0 million from $16.2 million in the June 2005 quarter, to $14.2 million during the quarter ended September 30, 2005, primarily due to a decline in net interest income of $989,000 and an increase in non-interest expense of $803,000 during the comparative period. Net interest margin declined 4 basis points to 2.71% during the September 2005 quarter from 2.75% in the June 2005 quarter. The decline was tempered by an increase in the average yield on interest earning assets of 14 basis points, reflecting both an increase in yield on the Company's securities portfolio, which continues to remain liquid, along with the movement of a greater percentage of the total interest earning assets into real estate loans, the Company's highest yielding asset. The average yield on real estate loans, the largest component of interest earning assets, remained constant sequentially at 5.64%.

Average deposits per branch approximated $101 million at September 30, 2005, lower than the $112 million average at September 30, 2004 and the $104 million average at June 30, 2005. The loan-to-deposit ratio was 128% at September 30, 2005, compared to 113% at September 30, 2004 and 122% at June 30, 2005. Core deposits comprised 49% of total deposits at September 30, 2005, compared to 59% at September 30, 2004 and 53% at June 30, 2005.

Traditionally, newly-originated real estate loans with 5-year or 7-year terms to repricing are ‘short funded’ with retail deposits. Management believes that an unnecessary element of interest rate risk, and risk to future profitability, is added to the balance sheet by aggressively pursuing loan growth during periods in which short-term interest rates are rising faster than long-term interest rates. Because balance sheet growth has been constrained, the Bank has not aggressively competed for promotional deposits. As a result, promotional rate accounts declined from 29% to 25% of total deposits since September 2004, accounting for almost 70% of the decline in deposits during the nine-month period. Conversely, the Bank has experienced only marginal deposit erosion in its core customer base.

The decline in the proportion of promotional accounts has helped minimize the rise in the overall cost of deposits. While short-term interest rates have increased 200 basis points from October 2004 through September 2005, the average cost of the Bank's deposits has risen only by 41 basis points, from 1.65% during the quarter ended September 30, 2004 to 2.06%, during the quarter ended September 30, 2005. The Company’s non-aggressive deposit pricing posture is transitory in nature, likely lasting until the Fed signals that the overnight rate is approaching what it considers to be ‘neutral’.

During the first nine months of 2005, the Bank has maintained strict pricing discipline on its promotional and non-promotional money market accounts. As a result, a component of money market deposits has migrated into CDs, as rates on CD accounts become more favorable, causing the erosion in the ‘core’ deposit ratio.

Non-interest income, excluding gains or losses on the sale of assets, totaled $3.8 million during the quarter ended September 30, 2005, compared to $4.9 million in the quarter ended September 30, 2004 and $4.1 million in the quarter ended June 30, 2005. The variances resulted primarily from prepayment fee income, which totaled $1.3 million in the quarter ended September 30, 2005, $2.4 million in the quarter ended September 30, 2004 and $1.3 million in the quarter ended June 30, 2005. While prepayment fee income is lower than a year ago, the overall level of prepayments and amortization on loans is at the high end of management's forecasted range for 2005 of 12% to 15%.

The Company recorded a net gain of $284,000 on the sale of $25.5 million in loans to Fannie Mae during the quarter ended September 30, 2005. The Company recorded a net loss of $288,000 on the sale of $111.3 million in loans to Fannie Mae during the quarter ended September 30, 2004, and a net gain of $152,000 on the sale of $15.7 million in loans to Fannie Mae during the quarter ended June 30, 2005. The majority of the loans sold during the quarters ended September 30, 2005 and June 30, 2005 were sold on a flow basis. The loan sales during the quarter ended September 30, 2004 were made from the bank's existing loan portfolio, and therefore resulted in a minor net loss being recorded.

There were no gains or losses recorded on sales of securities during the quarter ended September 30, 2005. As mentioned previously, the Company recorded a pre-tax loss of $5.2 million on the sale of $276 million of investment and mortgage-backed securities during the quarter ended June 30, 2005. The Company recorded a loss of $139,000 on the sale of $109.1 million of securities during the quarter ended September 30, 2004.

Non-interest expense totaled $10.7 million during the quarter ended September 30, 2005, an increase of $246,000, or 2%, from the prior year quarter, and an increase of $803,000, or 8%, sequentially. The increase of $246,000 in non-interest expense from the prior year quarter reflected a net increase in salary and benefits expenses partially offset by the cessation of quarterly charges related to the amortization of a core deposit premium paid on an earlier acquisition. The increase of $803,000 in non-interest expense on a linked quarter basis reflected an increase of $427,000 in salary and benefits partially due to the filling of open and new staff and management positions. The additions to staff were made to prepare the Company for future growth. The remaining increase in linked quarter operating expenses resulted primarily from an increase of $249,000 in data systems expense due to the expiration of promotional pricing the Company received during the first six months of operation on its new data system, coupled with a $179,000 non-recurring curtailment credit booked during the June 2005 quarter related to the freezing of benefits on the Company's Outside Director Retirement Plan.

The Company’s efficiency ratio for the quarter ended September 30, 2005 was 43.5%, compared to 36.2% in the year ago quarter and 38.2% in the quarter ended June 30, 2005.

The effective tax rate was 35.9% for the quarter ended September 30, 2005 and 33.9% for the quarter ended June 30, 2005. The increase from the previous quarter resulted from the tax impact of the loss recorded from the sale of investment and mortgage-backed securities during the quarter ended June 30, 2005. The effective tax rate is expected to approximate 36.0% for the full year ending December 31, 2005.

Mr. Palagiano concluded, “We continue to successfully navigate through this difficult interest rate environment. We have continued to grow equity and have added to our management group in order to best prepare the Company for future growth, while still generating a return on equity of 12.6%, and a cash return on average tangible equity of 16.1%. While we continue to expect market pressures on both the asset and liability sides of our balance sheet in the upcoming quarters, we remain focused upon generating consistent returns while protecting the long term financial health and integrity of the Company.”

The Company’s tangible capital ratio has now reached 7.44%, and tangible book value per share is $6.39, an increase of 5% since September 30, 2004. During the same period, the Company repurchased 929,100 shares, or 2.5%, of common stock outstanding since September 30, 2004. The dividend payout ratio was 48% for the quarter ended June 30, 2005.

REAL ESTATE LENDING AND CREDIT QUALITY

Real estate loan originations totaled $136.0 million during the quarter ended September 30, 2005, of which $29.5 million, or 22%, represented pure commercial real estate. The average rate on total loan originations during the quarter was 5.84%, compared to 5.23% in the quarter ended September 30, 2004 and 5.74% realized during the quarter ended June 30, 2005. Pure commercial real estate represented 13.0% of the gross loan portfolio at September 30, 2005, compared with 11.1% as of December 31, 2004. Real estate loan prepayment and amortization during the September 2005 quarter approximated 15% of the loan portfolio on an annualized basis, compared to 21% during the September 2004 quarter and 14% during the June 2005 quarter. The average interest rate on real estate loan prepayment and amortization during the most recent quarter was 6.14%.

For the first nine months of 2005 total real estate loan originations were $430.3 million with an average rate of 5.70%. The real estate loan prepayment and amortization rate was 15% for the first nine months of the year, and the average interest rate on the real estate loan prepayment and amortization during this period was 6.31%.

At September 30, 2005, the multifamily and mixed use loan commitment pipeline approximated $142.3 million, including loan commitments intended for sale to Fannie Mae of $25.6 million. The average rate on the commitment pipeline was 5.88%.

The Bank continued its solid credit quality performance during the most recent quarter. Non-performing loans were $4.6 million at September 30, 2005, representing 0.14% of total assets.

STOCKHOLDERS EQUITY & SHARE REPURCHASE PROGRAM

The Company’s total stockholders’ equity at September 30, 2005 was $289.5 million, or 8.96% of total assets, compared to $280.5 million, or 8.21% of total assets at September 30, 2004. Tangible stockholders’ equity was $236.4 million at quarter end, equal to 7.44% of tangible assets, compared to $227.4 million, or 6.76% of tangible assets, at September 30, 2004.

During the quarter ended September 30, 2005, the return on average stockholders’ equity was 12.6%, the return on tangible equity was 15.5% and the cash return on average tangible equity (which management considers the best measurement of the Company’s internal capital generation), was 16.1%.

During the September 2005 quarter, the Company repurchased 239,784 shares of its common stock into treasury. As of September 30, 2005, the Company had an additional 795,972 shares remaining eligible for repurchase under its tenth stock repurchase program, approved in May 2004.

“The Company continues to be a buyer of its own shares,” stated Palagiano, “and has both the cash and capital to be opportunistic in the acquisition of additional shares, following the ebbs and flows of the marketplace.”

OUTLOOK

Management’s expectation is that the Federal Reserve will continue to raise the Fed Funds rate at a measured pace, as it has consistently announced.

The Company has taken significant actions necessary to facilitate future growth, such as bolstering liquidity and increasing capital. However, the current interest rate environment continues to remain an impediment for rapid, large-scale growth. As a result, management will continue to weigh its options and act in a manner it deems most prudent for the long-term benefit of the Company and its shareholders. As we have stated previously, as the Federal Reserve moves closer to a point that it considers Fed Funds to be 'neutral', and new loan yields provide a reasonable spread over funding costs, the Company will be more inclined to accelerate balance sheet growth. In that regard, the recent rise in intermediate bond yields has been encouraging.

At present, the overall yield on the Company's interest-earning assets is rising, despite the lagging movement of yields on real estate loans compared to general market rates. The average yield on interest earning assets rose on a linked quarter basis, from 5.16% to 5.30%. The Company's decision to liquidate $276 million of mortgage-backed securities in May 2005 and reinvest in overnight funds has helped boost earnings as the Fed has continued to raise the overnight rate since the transaction occurred. From the existing balance sheet, the potential exists to increase interest income by quickly converting that significant balance sheet liquidity into higher yielding real estate loans without the need to grow assets. The average portfolio yield on real estate loans was flat during the most recent quarter at 5.64%, and is expected to increase slowly over the next few quarters. While the Company maintains a large portion of short-term investments, it expects the yield on such investments to continue to rise as short- term interest rates increase.

In the near term, management believes that deposit-funding costs will continue to rise. Although the Company's incurred deposit costs have lagged the increase in short-term interest rates during the past nine months, it has come at the loss of $195 million of deposit funds during the period. The Company expects to stabilize, if not yet grow, deposit balances for the next several quarters, which is likely to cause deposit costs to grow. Even under those conditions, net interest margin is still projected to contract only 3 to 5 basis points for the upcoming fourth quarter.

At 15% this quarter, prepayment and amortization rates continue to be within the range (although at the high end of the range) previously discussed by management, and are expected to remain at or below that level for the balance of the year. There is adequate liquidity to meet projected loan originations based on the current and projected pipeline; and operating expenses are expected to remain around the $10.5 million mark for the fourth quarter. Share repurchases are expected to be in line with recent practices, however the Company is poised to be opportunistic in the purchase of its own shares should conditions warrant. Based on this outlook, the Company now expects fourth quarter earnings per share will be in the range of $0.23 to $0.25.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864. With $3.23 billion in assets as of September 30, 2005, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Bank can be found on the Bank's Internet website at www.dimedirect.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of the Bank; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

-Tables to follow -

Contact:	Kenneth J. Mahon	Kenneth Ceonzo
	Executive VP and Chief Financial Officer	Director of Investor Relations
	718-782-6200 extension 8265	718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	September 30,
	2005	December 31,
	(Unaudited)	2004
ASSETS:
Cash and due from banks	$29,939	$26,581
Investment securities held to maturity	520	585
Investment securities available for sale	55,605	54,840
Mortgage-backed securities held to maturity	-	465
Mortgage-backed securities available for sale	207,696	519,420
Federal funds sold and other short-term assets	196,702	103,291
Real estate Loans:
One-to-four family and cooperative apartment	140,887	138,125
Multi-family and underlying cooperative	1,871,455	1,916,118
Commercial real estate	539,412	424,060
Construction and land acquisition	9,836	15,558
Unearned discounts and net deferred loan fees	20	(463)
Total real estate loans	2,561,610	2,493,398
Other loans	2,351	2,916
Allowance for loan losses	(15,462)	(15,543)
Total loans, net	2,548,499	2,480,771
Loans held for sale	5,208	5,491
Premises and fixed assets, net	16,499	16,652
Federal Home Loan Bank of New York capital stock	25,325	25,325
Goodwill	55,638	55,638
Other assets	88,946	88,207
TOTAL ASSETS	$ 3,230,577	$ 3,377,266
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking and NOW	$133,235	$138,402
Savings	343,952	362,656
Money Market	513,199	749,040
Sub-total	990,386	1,250,098
Certificates of deposit	1,024,535	959,951
Total Due to depositors	2,014,921	2,210,049
Escrow and other deposits	76,379	48,284
Securities sold under agreements to repurchase	205,520	205,584
Federal Home Loan Bank of New York advances	506,500	506,500
Subordinated Notes Sold	25,000	25,000
Trust Preferred Notes Payable	72,165	72,165
Other liabilities	40,619	27,963
TOTAL LIABILITIES	2,941,104	3,095,545
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 50,524,150 shares and 50,111,988 shares issued at September 30, 2005 and December 31, 2004, respectively, and 37,026,976 shares
and 37,165,740 shares outstanding at September 30, 2005 and December 31, 2004, respectively)	505	501
Additional paid-in capital	202,923	198,183
Retained earnings	270,547	258,237
Unallocated common stock of Employee Stock Ownership Plan	(4,679)	(4,749)
Unearned common stock of Recognition and Retention Plan	(3,036)	(2,612)
Common stock held by the Benefit Maintenance Plan	(7,941)	(7,348)
Treasury stock (13,497,174 shares and 12,946,248 shares
at September 30, 2005 and December 31, 2004, respectively)	(166,018)	(157,263)
Accumulated other comprehensive loss, net	(2,828)	(3,228)
TOTAL STOCKHOLDERS' EQUITY	289,473	281,721
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,230,577	$3,377,266

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Interest income:
Loans secured by real estate	$36,079	$35,261	$35,462	$106,188	$103,527
Other loans	25	27	65	84	188
Mortgage-backed securities	2,010	3,270	5,440	9,770	16,298
Investment securities	601	755	416	1,962	1,103
Other	2,230	1,887	323	5,071	1,052
Total interest income	40,945	41,200	41,706	123,075	122,168
Interest expense:
Deposits and escrow	10,690	10,185	9,488	30,256	28,734
Borrowed funds	9,306	9,077	8,165	26,956	21,391
Total interest expense	19,996	19,262	17,653	57,212	50,125
Net interest income	20,949	21,938	24,053	65,863	72,043
Provision for loan losses	60	60	60	180	180
Net interest income after provision for loan losses	20,889	21,878	23,993	65,683	71,863

Non-interest income:
Service charges and other fees	1,561	1,514	1,619	4,483	4,921
Net gain (loss) on sales and redemptions of assets	284	(5,024)	(427)	(4,605)	356
Prepayment fee income	1,315	1,338	2,352	4,237	8,730
Other	878	1,202	954	3,007	2,840
Total non-interest income (loss)	4,038	(970)	4,498	7,122	16,847
Non-interest expense:
Compensation and benefits	6,059	5,625	5,675	17,290	17,570
Occupancy and equipment	1,389	1,277	1,404	4,002	3,920
Core deposit intangible amortization	-	-	206	48	618
Other	3,288	3,031	3,205	9,087	9,299
Total non-interest expense	10,736	9,933	10,490	30,427	31,407

Income before taxes	14,191	10,975	18,001	42,378	57,303
Income tax expense	5,089	3,717	6,755	15,147	21,311

Net Income	$9,102	$7,258	$11,246	$27,231	$35,992

Earnings per Share:
Basic	$0.26	$0.21	$0.32	$0.77	$1.02
Diluted	$0.26	$0.20	$0.31	$0.76	$0.99

Average common shares outstanding for Diluted EPS	35,553,132	35,644,728	35,998,094	35,653,116	36,332,435

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
Core Earnings and Core Cash Earnings Reconciliations
(In thousands except per share amounts)

Core earnings and related data are "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the results of the Company's ongoing operations (exclusive of significant non-recurring items such as gains or losses on sales of investment or mortgage backed securities) during the period.

In addition, Core cash earnings and related data are also "Non-GAAP Disclosures." These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented. Tangible equity generation is a significant financial measure since banks are subject to regulatory requirements involving the maintenance of minimum tangible capital levels.

The following tables present a reconciliation of GAAP net income and both core earnings and core cash earnings, as well as financial performance ratios determined based upon core earnings and core cash earnings, for each of the periods presented:

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Net income as reported	$ 9,102	$ 7,258	$ 11,246	$ 27,231	$ 35,992
Pre-tax net loss (gain) on sale of securities	-	5,176	139	5,176	(377)
Tax effect of adjustments	-	(2,143)	(59)	(2,143)	44
Core Earnings	$ 9,102	$ 10,291	$ 11,326	$ 30,264	$ 35,659
Cash Earnings Additions :
Core Deposit Intangible Amortization	-	-	206	48	618
Non-cash stock benefit plan expense	359	352	651	1,054	2,131
Core Cash Earnings	$ 9,461	$ 10,643	$ 12,183	$ 31,366	$ 38,408

Performance Ratios (Based upon Core Cash Earnings):
Core Cash EPS (Diluted)	0.27	0.30	0.34	0.88	1.06
Core Cash Return on Average Assets	1.17%	1.28%	1.41%	1.26%	1.54%
Core Cash Return on Average Tangible Stockholders' Equity	16.13%	18.29%	21.82%	18.02%	23.18%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2005	2005	2004	2005	2004

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.26	$0.20	$0.31	$0.76	$0.99
Return on Average Assets	1.12%	0.87%	1.30%	1.10%	1.44%
Return on Average Stockholders' Equity	12.62%	10.18%	16.41%	12.75%	17.51%
Return on Average Tangible Stockholders' Equity	15.52%	12.47%	20.15%	15.64%	21.72%
Net Interest Spread	2.44%	2.45%	2.72%	2.49%	2.79%
Net Interest Margin	2.71%	2.75%	2.92%	2.78%	3.03%
Non-interest Expense to Average Assets	1.32%	1.19%	1.22%	1.22%	1.26%
Efficiency Ratio	43.46%	38.22%	36.20%	39.22%	35.47%
Effective Tax Rate	35.86%	33.87%	37.53%	35.74%	37.19%

Performance Ratios (Based upon Core Earnings):
Core EPS (Diluted)	$ 0.26	$ 0.29	$ 0.31	$ 0.85	$ 0.98
Core Return on Average Assets	1.12%	1.23%	1.31%	1.22%	1.43%
Core Return on Average Stockholders' Equity	12.62%	14.44%	16.52%	14.17%	17.35%
Core Return on Average Tangible Stockholders' Equity	15.52%	17.69%	20.29%	17.39%	21.52%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 7.82	$ 7.74	7.51	$ 7.82	$ 7.51
Tangible Book Value Per Share	6.39	6.28	6.09	6.39	6.09

Average Balance Data:
Average Assets	$ 3,247,216	$ 3,335,107	$ 3,448,112	$ 3,313,154	$ 3,330,404
Average Interest Earning Assets	3,090,823	3,195,935	3,292,610	3,163,811	3,173,196
Average Stockholders' Equity	288,431	285,103	274,176	284,857	274,033
Average Tangible Stockholders' Equity	234,560	232,728	223,288	232,098	220,898
Average Loans	2,560,963	2,501,574	2,525,371	2,514,698	2,365,129
Average Deposits	2,056,864	2,132,556	2,276,974	2,124,448	2,257,155

Asset Quality Summary:
Net charge-offs (recoveries)	($ 2)	($ 14)	$ 6	($ 17)	$ 73
Nonperforming Loans	4,608	5,025	851	4,608	851
Nonperforming Loans/ Total Loans	0.18%	0.20%	0.03%	0.18%	0.03%
Nonperforming Assets/Total Assets	0.14%	0.15%	0.02%	0.14%	0.02%
Allowance for Loan Loss/Total Loans	0.60%	0.61%	0.61%	0.60%	0.61%
Allowance for Loan Loss/Nonperforming Loans	335.55%	309.13%	1807.52%	335.55%	1807.52%

Regulatory Capital Ratios:
Consolidated Tangible Equity to Tangible Assets at period end	7.44%	7.24%	6.76%	7.44%	6.76%
Tangible Capital Ratio (Bank Only)	9.20%	8.72%	7.86%	9.20%	7.86%
Leverage Capital Ratio (Bank Only)	9.20%	8.72%	7.86%	9.20%	7.86%
Risk -Based Capital Ratio (Bank Only)	13.84%	13.38%	14.84%	13.84%	14.84%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
		September 30, 2005			June 30, 2005			September 30, 2004
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,558,690	$36,079	5.64%	$2,499,139	$35,261	5.64%	$2,522,106	$35,462	5.62%
Other loans	2,273	25	4.40	2,436	27	4.43	3,265	65	7.96
Mortgage-backed securities	218,204	2,010	3.68	369,470	3,270	3.54	630,131	5,440	3.45
Investment securities	65,259	601	3.68	90,384	755	3.34	50,458	416	3.30
Other short-term investments	246,397	2,230	3.62	234,506	1,887	3.22	86,650	323	1.49
Total interest earning assets	3,090,823	$40,945	5.30%	3,195,935	$41,200	5.16%	3,292,610	$41,706	5.07%
Non-interest earning assets	156,393			139,172			155,502
Total assets	$3,247,216			$3,335,107			$3,448,112

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$39,728	$100	1.00%	$40,801	$103	1.01%	$44,003	$117	1.05%
Money Market accounts	570,067	2,284	1.59	670,907	2,869	1.72	827,387	2,985	1.43
Savings accounts	349,384	486	0.55	358,382	493	0.55	368,391	505	0.54
Certificates of deposit	1,003,995	7,820	3.09	966,386	6,720	2.79	942,465	5,881	2.48
Total interest bearing deposits	1,963,174	10,690	2.16	2,036,476	10,185	2.01	2,182,246	9,488	1.72
Borrowed Funds	809,185	9,306	4.56	809,248	9,077	4.50	797,944	8,165	4.06
Total interest-bearing liabilities	2,772,359	19,996	2.86%	2,845,724	19,262	2.71%	2,980,190	17,653	2.35%
Checking accounts	93,690			96,080			94,728
Other non-interest-bearing liabilities	92,736			108,200			99,018
Total liabilities	2,958,785			3,050,004			3,173,936
Stockholders' equity	288,431			285,103			274,176
Total liabilities and stockholders' equity	$3,247,216			$3,335,107			$3,448,112
Net interest income		$20,949			$21,938			$24,053
Net interest spread			2.44%			2.45%			2.72%
Net interest-earning assets	$318,464			$350,211			$312,420
Net interest margin			2.71%			2.75%			2.92%
Ratio of interest-earning assets
to interest-bearing liabilities			111.49%			112.31%			110.48%

Average deposits (including non-interest
bearing checking accounts)	2,056,864	10,690	2.06%	2,132,556	10,185	1.92%	2,276,974	9,488	1.65%